ADMINISTRATIVE SERVICES AGREEMENT
          AGREEMENT effective as of the 1st day of January, 2013 by and between THE DREYFUS CORPORATION (“Dreyfus”), a New York corporation, PACIFIC LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of California and PACIFIC LIFE & ANNUITY COMPANY, a life insurance company organized under the laws of the State of Arizona (collectively “Insurance Company”).
WITNESSETH:
          WHEREAS, each of the investment companies listed on Schedule A hereto, as such Schedule may be amended from time to time (each, a “Fund” and collectively, the “Dreyfus Funds”), is an investment company registered under the Investment Company Act of 1940, as amended (the “Act”); and
          WHEREAS, Insurance Company has entered into a Fund Participation Agreement (the “Participation Agreement”) with each of the Dreyfus Funds listed on Schedule A hereto; and
          WHEREAS, Dreyfus provides investment advisory and/or administrative services to the Dreyfus Funds; and
          WHEREAS, MBSC Securities Corporation (“MBSC”) is the distributor for the Dreyfus Funds; and
          WHEREAS, the parties hereto have agreed to arrange separately for the performance of sub-accounting services for those owners (“Contractholders”) of Insurance Company’s variable life insurance or variable annuity contracts (“Contracts”) who allocate their investments to subaccounts that correspond with Insurance Company’s purchase of a class of shares designated next to the name of a Fund on Schedule A hereto or, if a Fund does not offer multiple classes of shares, the shares of the Fund (collectively, “Fund Shares”); and
          WHEREAS, Dreyfus desires Insurance Company to perform such services, and Insurance Company is willing and able to furnish such services on the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:
          1. Insurance Company agrees to perform the administrative services specified in Exhibit A hereto (the “Administrative Services”) for the benefit of Contractholders. Insurance Company will purchase Fund Shares for such subaccounts of Insurance Company’s duly established separate accounts that fund Contracts (“Separate Accounts”). The Fund Shares will be held in these Separate Accounts and will be referred to as the “Master Account.”
          2. Insurance Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services. Upon the request of Dreyfus or its representatives, Insurance Company shall provide copies (at Dreyfus’s expense) of all the historical records relating to transactions by Contractholders in the subaccounts which correspond with Fund Shares purchased through the Master Account, and written communications regarding the Fund(s) to or from such Contractholders and other materials, in each case as may reasonably be requested to enable Dreyfus or its representatives, including without limitation its or the

Dreyfus Funds’ auditors or legal counsel, or MBSC to monitor and review the Administrative Services, or to comply with any request of the board of directors or trustees of any Fund or of a governmental body, self regulatory organization or a Dreyfus Funds shareholder. Insurance Company agrees that it will permit Dreyfus or the Dreyfus Funds or their representatives to have reasonable access to Insurance Company’s personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.
          3. Insurance Company may, with the consent of Dreyfus, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Insurance Company required by this Agreement, provided that Insurance Company shall be fully responsible for the acts and omissions of such other parties.
          4. Insurance Company hereby agrees to notify Dreyfus promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.
          5. Insurance Company represents and warrants that it will only purchase Fund Shares for the purpose of funding the subaccounts of the Separate Accounts. Insurance Company represents that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or any applicable state securities laws or as a transfer agent under the 1934 Act, nor is it required to be so registered to enter into this Agreement or perform the Administrative Services contemplated under this Agreement.
          6. The provisions of this Agreement shall in no way limit the authority of Dreyfus, any Fund or MBSC to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Dreyfus Funds and/or the sale of Fund Shares.
          7. In consideration of the performance of the Administrative Services by Insurance Company, Dreyfus agrees to pay Insurance Company a monthly fee at an annual rate which shall equal the percentage value, as set forth in Schedule A, of the average daily net assets attributable to Fund Shares maintained in the Master Account for Contractholders (“Fees”). Payment shall be made within 30 days following receipt of an invoice for such Fees prepared by Insurance Company, along with a statement prepared by Insurance Company showing the calculation of Fees and the number of Contractholder subaccounts underlying the account maintained in each Fund as of the last day of the month. Insurance Company is solely responsible for the accuracy of its invoice and statement. Insurance Company shall preserve and maintain all records related to the calculation of such Fees and, upon the request of Dreyfus, shall provide copies of such records. Insurance Company represents and warrants that its calculation of Fees will be accurate and complete.
          8. Dreyfus, at its sole discretion, may dispute the calculation of Fees. To the extent Insurance Company overcharges Dreyfus, Insurance Company agrees to promptly remit payment to Dreyfus. Any and all disputes by Insurance Company regarding payment under the terms of this Agreement and Schedule A must be made within 45 days of receipt of payment by Insurance Company, and after such 45 days has lapsed, such disputes will only be considered by Dreyfus in its sole discretion.
          9. Insurance Company’s acceptance of Fees shall constitute its representations (which shall be deemed to be reaffirmed at each acceptance and which shall survive termination of this Agreement) that Insurance Company’s receipt of such Fees is lawful and that the Administrative Services are not services for which Insurance Company or its affiliate deduct fees and charges under the Contracts or for which Insurance Company or its affiliate is paid compensation pursuant to another arrangement.

          10. Insurance Company shall indemnify and hold harmless the Dreyfus Funds, Dreyfus, MBSC, and each of their respective officers, directors, trustees, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur, including without limitation reasonable attorneys’ fees, expenses and costs, arising out of or related to the performance or non performance of Insurance Company of its responsibilities under this Agreement or any material breach by Insurance Company of a representation contained in this Agreement.
          11. This Agreement may be terminated without penalty at any time by Insurance Company or by Dreyfus as to all of the Dreyfus Funds collectively, upon 180 days written notice to the other party, and will terminate as to any one or more Dreyfus Funds effective upon the effectiveness of termination of the Participation Agreement with respect to such Fund(s). The provisions of paragraph 2 and paragraph 10 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require Insurance Company to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which Insurance Company or the Dreyfus Funds are subject, provided that such records shall be offered to the Dreyfus Funds in the event Insurance Company decides to no longer preserve such records following such time periods.
          12. After the date of any termination of this Agreement, no Fees will be due with respect to Fund Shares first placed in the Master Account for Contractholders after the date of such termination. However, notwithstanding any such termination, Dreyfus will remain obligated to pay Insurance Company the Fees with respect to the Fund Shares maintained in the Master Account as of the date of such termination, for so long as such Fund Shares are held in the Master Account and Insurance Company continues to provide the Administrative Services with respect to such Fund Shares in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Fund Shares for which Fees continue to be due subsequent to such termination.
          13. Dreyfus may add to Schedule A any other investment company for which Dreyfus serves as investment adviser or administrator by giving written notice to Insurance Company that it has elected to do so.
          14. Insurance Company understands and agrees that the obligations of Dreyfus under this Agreement are not binding upon any of the Dreyfus Funds, or upon any of their board members or upon any shareholder of any of the Dreyfus Funds.
          15. It is understood and agreed that in performing the services under this Agreement Insurance Company, acting in its capacity described herein, shall at no time be acting as an agent for Dreyfus, or MBSC or any of the Dreyfus Funds, except as expressly stated in the Participation Agreement. Insurance Company agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund’s then-current prospectus or in current sales literature furnished by the Fund, Dreyfus or MBSC to Insurance Company.
          16. This Agreement, including the provisions set forth herein in paragraph 7, may only be amended pursuant to a written instrument signed by each party. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior, written consent of the other party.
          17. The provisions of this Agreement and its accompanying Schedule and Exhibit are applicable only to the MBSC dealer code 007382 and do not apply to any other relationship by and between the parties. Any addition, deletion or modification of a dealer code may only be made pursuant to a written instrument signed by each party. Insurance Company is solely responsible for coding the correct dealer and/or branch code on each account.
          18. Notices from one party to the other in connection with this Agreement shall be made as specified in the Participation Agreement. Notices to Dreyfus shall be provided to:
The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
Attn: General Counsel
Telephone: 212-922-6000
Fax: 212-922-6880
          19. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.
          20. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.
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          IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PACIFIC LIFE INSURANCE COMPANY		PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Jose T. Miscolta	By:	/s/ Jose T. Miscolta
	Jose T. Miscolta Assistant Vice President		Jose T. Miscolta Assistant Vice President

Attest:	/s/ Brandon J. Cage	Attest:	/s/ Brandon J. Cage
	Brandon J. Cage Assistant Secretary		Brandon J. Cage Assistant Secretary

THE DREYFUS CORPORATION

By:	/s/ Gary R. Pierce
Authorized Signatory

Gary R. Pierce, Controller
Print or Type Name/Title

SCHEDULE A

Fee at an Annual Rate as a
Percentage of the Average Daily
Net Asset Value of Fund Shares
Fund Name	Share Class	(held on Behalf of Contractholders)

Dreyfus Variable Investment Fund Appreciation Portfolio	Service Shares
Schedule A-1

EXHIBIT A
          Pursuant to the Agreement by and between the parties hereto, Insurance Company shall perform the following Administrative Services, to the extent such services are not otherwise provided to Contractholders in accordance with a Fund’s plan under Rule 12b-1 under the Act and agreements related to such plan:
          1. Maintain separate records for each Contractholder, which records shall reflect units of Dreyfus Funds purchased and redeemed and unit values of the subaccounts which correspond with Fund Shares purchased by the Separate Accounts. Insurance Company shall also maintain records of Insurance Company’s Separate Accounts which reflect the total Fund Shares purchased and redeemed and the Separate Accounts’ Fund Share balances. Insurance Company shall maintain the Master Account with the transfer agent of the Dreyfus Funds on behalf of the Separate Accounts and such Master Account shall be in the name of Insurance Company or the Separate Accounts as the record owner of Fund Shares.
          2. Receiving orders from Contracholders with respect to the allocation of Contract balances among the Dreyfus Funds and transmitting orders in respect of the purchase and redemption of Fund Shares by Insurance Company or the Separate Accounts, all in accordance with the Participation Agreement.
          3. For each Fund, disburse or credit to Contractholders all proceeds of redemptions of Fund Shares.
          4. Prepare and transmit to Contractholders periodic account statements showing the total number of Fund Shares owned by the Contractholders as of the statement closing date, purchases and redemptions of Fund Shares by the Contractholders during the period covered by the statement, and the dividends and other distributions reinvested in Fund Shares during the statement period.
          5. Transmit to Contractholders prospectuses, financial reports, proxy materials and other information received by Insurance Company from the Dreyfus Funds and required to be sent to shareholders under applicable laws and, upon request of the Dreyfus Funds, transmit to Contractholders material Fund communications deemed by the relevant Fund(s) to be necessary or appropriate for receipt by all Fund beneficial shareholders.
          6. Maintain all other records relating to the Administrative Services as required by law.
          7. Establish any appropriate interfaces, which may include websites and internal systems, relating to performance of the Administrative Services.
          8. Provide such other information and services as Dreyfus or the Dreyfus Funds may reasonably request, to the extent permitted by applicable law.
Exhibit A-1